Exhibit 10.27

Payments to Directors

Directors of the Company are currently compensated on the following basis:

(1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive an annual retainer of $45,000, which is paid each January for the entire year, a fee of $2,000 for each physical Board or Board Committee meeting attended and a fee of $500 for each telephonic Board or Board Committee meeting in which they participate. They do not receive fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

(2) Beginning January 1, 2007, the outside directors who chair the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive annual Committee Chair retainers, payable in quarterly installments. The Audit Committee Chair receives $10,000 and the Compensation Committee Chair and the Governance and Nominating Committee Chair each receive $5,000.

(3) Pursuant to the provisions of a non-employee director subplan under the Company’s then active omnibus incentive plan, each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange at the NYSE market closing price on that date. Each of Messrs. Adair, Boren, Ingram, Lanier, Newton Perry, Lamar Smith and Zucconi and Ms. Buchan received a 6,000 share stock option on January 2, 2008 at the grant-date fair market exercise price of $59.50 per share pursuant to a non-employee director subplan of the 2007 Long-Term Compensation Plan.

The entire Board may award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it selects under the non-employee director subplan of the 2007 Long-Term Compensation Plan. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options will be fixed by the Board at the fair market value of the stock on the grant date. No stock options were awarded on a non-formula basis in 2008.

Non-employee directors may also complete a timely irrevocable election for a calendar year and defer annual director compensation (retainers and Board and Committee meeting fees assuming attendance at all scheduled meetings) pursuant to the 2007 Plan in 10% increments but not less than 50% of such compensation into non-qualified stock options, restricted stock or restricted stock units (RSUs). All such deferred compensation stock options are granted at an exercise price equal to the fair market value (NYSE market closing price) on a date selected by the Compensation Committee during January in the calendar year to which the election relates. Shares of restricted stock and RSUs are awarded at fair market value (NYSE market closing price) on the same January date selected by the Compensation Committee for option grants. Such stock options, restricted stock and RSUs become fully exercisable or fully vested, as the case may be, six months from their award date. Restricted stock carries full voting and cash dividend rights from its initial award date. RSUs, while not issued as shares until a director’s retirement from the Board, carry the right to dividend equivalents from the award date payable in additional RSUs which are fully vested when issued but are also not issued as shares until the director’s retirement. Messrs. Newton, Perry and Lamar Smith made timely elections to defer 100% of their respective 2008 annual compensation to RSUs (Newton and Perry) or restricted stock (Lamar Smith) and received 957 RSUs, 1,156 RSUs and 882 shares of restricted stock, respectively on January 28, 2008, when Torchmark stock had a fair market value of $60.14. Mr. Ingram made a timely election to defer 80% of his 2008 annual compensation to RSUs and also received 925 RSUs on January 28, 2008.

Outside directors receive very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings. In 2008, no outside directors received perquisites with an aggregate incremental cost to the Company in excess of $10,000.

The retirement program for non-employee directors was terminated in February 2000. Directors who had already retired prior to the program’s termination continue to receive their cash benefits, while directors who had an accrued but unpaid benefit on the termination date converted the present values of such retirement benefits on that date to stock options.

Non-employee directors could also elect to defer their director compensation to the Company’s traditional deferred compensation plan, until that plan was amended in October 2008 to provide that non-employee directors not already participating were no longer eligible to participate. Director Joseph L. Lanier, Jr. has deferred compensation into the plan in the past but was not doing so at the time of the plan’s amendment. He continues to receive interest, which is not paid at preferential or above-market rates, on his plan balance. He is not currently receiving any payments from this plan. No other directors participated in this plan.

Non-employee directors may currently elect to defer all or a designated portion of their annual director compensation into an interest-bearing account pursuant to a timely election made under the non-employee director sub-plan of the 2007 Plan. These accounts bear interest at rates set from time to time by the Compensation Committee. Such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death. None of the non-employee directors are currently deferring compensation into such interest-bearing accounts under the sub-plan of the 2007 Plan.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.